EXHIBIT 99.1

St. Lawrence Energy Corp. Acquires ChipSolutions, Inc.

PALO ALTO, Calif.--(BUSINESS WIRE)--St. Lawrence Energy Corp. (OTCBB:SLAW) announced signing the agreement to acquire ChipSolutions, Inc. of Irvine, California. St. Lawrence Energy Corp. (the “Company”) has agreed to acquire ChipSolutions, Inc. and attain market ownership leveraging on ChipSolutions’ successes in semiconductor and media segments of digital industries. ChipSolutions has developed more than $10,000,000 annual revenue and extensive strategic partnerships and customer bases consisting of Fortune 500 companies in the U.S., Far East, and Asia. The Company intends to help ChipSolutions support its existing, vast customer bases, in need of solutions for which more partners have shown they wish to expand their purchase orders. ChipSolutions comes with substantial assets that may position favorable for NASDAQ listing, in addition to expected revenue growth. Joint efforts to expand into and capture nascent markets may help the Company deliver more efficient solutions to larger segments and increased revenue streams.

St. Lawrence Energy Corp. will benefit from the acquisition as its solar venture will secure supply of solar cells from ChipSolutions. The acquisition brings together the digital media and mobile telecommunications businesses that boost the Company’s forays into telecommunications businesses and narrow-focus on IP-based and innovative solutions fit for alternative telecommunications solutions suitable for cross-national and regional markets. ChipSolutions enjoys higher revenues, after the acquisition, than it has alone so far.

ChipSolutions delivers elements essential for solar cell, solar equipment, and other solar-related solutions. Post-acquisition strategies call for implementation aiming at doubling sales, provided the market responds as expected.

About ChipSolutions, Inc.

ChipSolutions markets technology-based products as it provides vital solutions to the technology value chains. ChipSolutions designs, manufactures, and markets innovative products and services for energy industry and for digital media and mobile markets while aggregating buy-chain and supply-chain partners. ChipSolutions achieved exceptional reintermediation adaptation.

About St. Lawrence Energy Corp.

St. Lawrence Energy Corp. is in the process of research and development of solar panel and delivering semiconductor solutions for the solar panel. The Company has continued to develop of green and clean energy sources. Based in Palo Alto, California, the Company leverages on innovative minds of Silicon Valley in San Jose, California, and intends to add and improve sophisticated management capabilities.

Forward Looking Statements.

The information contained in this news release, other than historical information, consists of forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors, including general economic conditions, spending levels and other factors could cause actual results to differ materially from the Company's expectations.

Company Contact:

Contacts

St. Lawrence Energy Corp.
Debra Mayer, Investor Relations
650-384-0333